UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

Amendment No. 3

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND
AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

The Stride Rite Corporation

(Name of Issuer)

Common Stock, par value $0.25 per share

(Title of Class of Securities)

863314100

(CUSIP Number)

Mr. James A. Mitarotonda

c/o Barington Companies Equity Partners, L.P.

888 Seventh Avenue, 17th Floor

New York, NY 10019

(212) 974-5700

(Name, Address and Telephone Number of

Person Authorized to Receive Notices

and Communications)

June 5, 2006

(Date of Event which Requires Filing

of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: .

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Equity Partners, L.P.			13-4088890

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
686,854

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
686,854

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
686,854

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.87%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Investments, L.P.			20-2871525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
410,269

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
410,269

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
410,269

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.12%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Advisors, LLC			20-0327470

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
410,269

	8)	SHARED VOTING POWER
686,854

	9)	SOLE DISPOSITIVE POWER
410,269

	10)	SHARED DISPOSITIVE POWER
686,854

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,097,123

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.99%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Investors, LLC			13-4126527

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
686,854

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
686,854

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
686,854

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.87%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Companies Offshore Fund, Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
730,715

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
730,715

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
730,715

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.99%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Offshore Advisors, LLC			20-4797640

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
730,715

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
730,715

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
730,715

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.99%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Barington Capital Group, L.P.			13-3635132

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,827,838

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,827,838

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,838

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.98%

14)		TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
LNA Capital Corp.			13-3635168

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,827,838

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,827,838

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,838

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.98%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
James Mitarotonda

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,827,838

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,827,838

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,838

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.98%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Starboard Value and Opportunity Master Fund Ltd.

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
847,375

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
847,375

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
847,375

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.31%

14)		TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Parche, LLC			20-0870632

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	WC

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
163,885

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
163,885

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
163,885

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.45%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Admiral Advisors, LLC			37-1484525

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,011,260

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,011,260

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Ramius Capital Group, L.L.C.			13-3937658

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,011,260

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,011,260

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
IA, OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
C4S & Co., L.L.C.			13-3946794

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
1,011,260

	8)	SHARED VOTING POWER
none

	9)	SOLE DISPOSITIVE POWER
1,011,260

	10)	SHARED DISPOSITIVE POWER
none

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Peter A. Cohen

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
1,011,260

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
1,011,260

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Morgan B. Stark

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
1,011,260

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
1,011,260

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Jeffrey M. Solomon

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
1,011,260

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
1,011,260

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

CUSIP No. 863314100

1)		NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Thomas W. Strauss

2)		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)
(b)

3)		SEC USE ONLY

4)	SOURCE OF FUNDS	OO

5)		CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

6)		CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7)	SOLE VOTING POWER
none

	8)	SHARED VOTING POWER
1,011,260

	9)	SOLE DISPOSITIVE POWER
none

	10)	SHARED DISPOSITIVE POWER
1,011,260

11)		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,011,260

12)		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

13)		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.75%

14)		TYPE OF REPORTING PERSON
IN

This Amendment No. 3 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on February 1, 2006, as amended by that Amendment No. 1 filed with the SEC on March 2, 2006 and that Amendment No. 2 filed with the SEC on May 31, 2006 (together, the “Statement”) by and on behalf of Barington Companies Equity Partners, L.P. (“Barington”) and others with respect to the common stock, par value $0.25 per share (the “Common Stock”), of The Stride Rite Corporation, a Massachusetts corporation (the “Company”). The principal executive offices of the Company are located at 191 Spring Street, P.O. Box 9191, Lexington, Massachusetts 02420.

Item 2. Identity and Background.

The second paragraph of Item 2(a) – (c) of the Statement is hereby amended and restated as follows:

As of June 5, 2006, the Reporting Entities are the beneficial owners of, in the aggregate, 2,839,098 shares of Common Stock, representing approximately 7.73% of the shares of Common Stock presently outstanding.

Item 3. Source and Amount of Funds or Other Consideration.

The information contained in Item 3 of the Statement is hereby amended and supplemented as follows:

Since the filing of the Statement, the Reporting Entities purchased an aggregate of 498,300 shares of Common Stock. The amount of funds expended for such purchases was approximately $5,326,754.20 by Starboard Value and Opportunity Master Fund, Ltd. and $1,014,619.86 by Parche, LLC.

All purchases of Common Stock by the Reporting Entities since the filing of the Statement were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 5. Interest in Securities of the Issuer.

Items 5(a) and (b) of the Statement are hereby amended and restated as follows:

(a) As of June 5, 2006, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 686,854 shares of Common Stock, representing approximately 1.87% of the shares of Common Stock presently outstanding based upon the 36,721,456 shares of Common Stock reported by the Company to be issued and outstanding as of April 7, 2006 in its Form 10-Q filed with the Securities and Exchange Commission on April 12, 2006 (the “Issued and Outstanding Shares”).

As of June 5, 2006, Barington Investments, L.P. beneficially owns 410,269 shares of Common Stock, constituting approximately 1.12% of the Issued and Outstanding Shares. As of June 5, 2006, Barington Companies Offshore Fund, Ltd. beneficially owns 730,715 shares of Common Stock, constituting approximately 1.99% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Equity Partners, L.P. and the investment advisor and general partner of Barington Investments, L.P., Barington Companies Advisors, LLC may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P., representing an aggregate of 1,097,123 shares, constituting approximately 2.99% of the Issued and Outstanding Shares. As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., constituting approximately 1.87% of the Issued and Outstanding Shares. As the investment advisor to Barington Companies Offshore Fund, Ltd., Barington Offshore Advisors, LLC may be deemed to beneficially own the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., constituting approximately 1.99% of the Issued and Outstanding Shares. As the majority member of Barington Companies Advisors, LLC and Barington Companies Investors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. and the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. As the majority member of Barington Offshore Advisors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,827,838 shares, constituting approximately 4.98% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,827,838 shares of Common Stock, constituting approximately 4.98% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd., representing an aggregate of 1,827,838 shares of Common Stock, constituting approximately 4.98% of the Issued and Outstanding Shares. Each of Barington Companies Advisors, LLC and Barington Companies Investors, LLC share voting and dispositive power with respect to the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P. Mr. Mitarotonda has sole voting and dispositive power with respect to the 686,854 shares of Common Stock beneficially owned by Barington Companies Equity Partners, L.P., the 410,269 shares of Common Stock beneficially owned by Barington Investments, L.P. and the 730,715 shares of Common Stock beneficially owned by Barington Companies Offshore Fund, Ltd. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

As of June 5, 2006, each of Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC beneficially own 847,375 and 163,885 shares of Common Stock, respectively, constituting approximately 2.31% and 0.45%, respectively, of the Issued and Outstanding Shares. As the investment manager of Starboard Value and Opportunity Master Fund Ltd., and the managing member of Parche, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 847,375 shares and the 163,885 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,011,260 shares, constituting approximately 2.75% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, L.L.C. may be deemed to beneficially own the 847,375 shares and the 163,885 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,011,260 shares, constituting approximately 2.75% of the Issued and Outstanding Shares. As the managing member of Ramius Capital Group, L.L.C., C4S & Co., L.L.C. may be deemed to beneficially own the 847,375 shares and the 163,885 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,011,260 shares, constituting approximately 2.75% of the Issued and Outstanding Shares. As the managing members of C4S & Co., L.L.C., each of Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 847,375 shares and the 163,885 shares of Common Stock owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, representing an aggregate of 1,011,260 shares, constituting approximately 2.75% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 847,375 shares and the 163,885 shares owned by Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph (a), except that (i) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them and (ii) Barington Companies Advisors, LLC and Barington Companies Investors, LLC have shared authority to vote and dispose of the shares reported as beneficially owned by Barington Companies Equity Partners, L.P. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of the shares reported as beneficially owned by them.

Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person’s relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated: June 6, 2006

BARINGTON COMPANIES EQUITY PARTNERS, L.P.
By:	Barington Companies Investors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: Managing Member

BARINGTON INVESTMENTS, L.P.
By:	Barington Companies Advisors, LLC, its general partner
By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES ADVISORS, LLC

By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES INVESTORS, LLC

By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: Managing Member

BARINGTON COMPANIES OFFSHORE FUND, LTD.

By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: President

BARINGTON OFFSHORE ADVISORS, LLC

By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: Authorized Signatory

BARINGTON CAPITAL GROUP, L.P.
By:	LNA Capital Corp., its general partner
By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: President and CEO

LNA CAPITAL CORP.

By:	/s/ James A. Mitarotonda

Name: James A. Mitarotonda
Title: President and CEO

/s/ James A. Mitarotonda

James A. Mitarotonda

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.	ADMIRAL ADVISORS, LLC By: Ramius Capital Group, L.L.C., its sole member
PARCHE, LLC By: Admiral Advisors, LLC, its managing member	RAMIUS CAPITAL GROUP, L.L.C. By: C4S & Co., L.L.C., as managing member

C4S & CO., L.L.C.

 By: /s/ Jeffrey M. Solomon

 Name: Jeffrey M. Solomon

 Title: Authorized Signatory

JEFFREY M. SOLOMON
/s/ Jeffrey M. Solomon

Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss

SCHEDULE

This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.

Shares purchased by Starboard Value and Opportunity Master Fund Ltd.

Date	Number of Shares	Price Per Share	Cost(*)

6/1/2006	27,552	$12.7174	$350,389.80
6/2/2006	255,108	$12.8228	$3,271,198.86
6/5/2006	135,912	$12.5461	$1,705,165.54

Shares purchased by Parche, LLC

Date	Number of Shares	Price Per Share	Cost(*)

6/1/2006	5,248	$12.7174	$66,740.92
6/2/2006	48,592	$12.8228	$623,085.50
6/5/2006	25,888	$12.5461	$324,793.44

(*) Excludes commissions and other execution-related costs.